                                                                  Exhibit 99.1
For Immediate Release
---------------------
June 7, 2007

        NORDSTROM SAME-STORE SALES FOR MAY INCREASE 6.3 PERCENT

    SEATTLE - June 7, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $637.8 million for the four-week period ending June 2, 2007, an increase of 6.1 percent compared to sales of $600.9 million for the four-week period ending May 27, 2006. Same-store sales increased 6.3 percent.
    Preliminary year-to-date sales of $2.59 billion increased 8.5 percent compared to sales of $2.39 billion during the same period in 2006. Year-to-date same-store sales increased 8.7 percent.
    The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007. The month of May in fiscal 2007 began one week later than in fiscal 2006. This timing shift negatively impacted reported sales for May 2007.

SALES RECORDING
    To hear Nordstrom's prerecorded May sales message, please dial (402) 220-6036. This recording will be available for one week.


SALES SUMMARY                           Total Sales (1)                  Same-store Sales
(unaudited; $ in millions)              -----------                      ----------------
                                Fiscal       Fiscal    Percent        Total    Full-line   Rack
                                2007         2006      Increase       Retail   Stores      Stores
                                ------       ------    --------       ------   ---------   ------
May                             $637.8       $600.9      6.1%           6.3%      5.7%       8.7%

Year-to-date                  $2,591.7     $2,388.1      8.5%           8.7%      7.2%      11.3%

Number of stores
    Full-line                     98           99
    Rack and other                57           57
    International Faconnable
      boutiques                   37           34
                                 ---          ---
    Total                        192          190

Gross square footage      20,174,000   20,217,000

(1) Same-store sales results exclude the impact of the January 2007 closure of the Crossroads Plaza Mall full-line store in Salt Lake City, Utah, in preparation for its planned relocation in 2011. Total sales results include the impact of this store closure.

SHARE REPURCHASE

    On May 23, 2007, Nordstrom entered into an accelerated share repurchase agreement and initially received 5.4 million shares of Nordstrom common stock. The final amount of shares delivered under the agreement may increase based on the volume weighted average price of Nordstrom shares over a set time period. These shares were repurchased under the remaining balance of the company's current $1 billion stock repurchase authorization.

SECOND QUARTER 2007 SALES OUTLOOK

Our updated outlook for the 2007 second quarter same-store sales rate is for an estimated two to three percent increase. This range reflects a combination of the actual rate for May with the planned same-store sales rates for June and July.
    We anticipate the month of June to be negatively impacted by the timing shift of the fiscal 2006 53rd week. When compared to the planned same-store sales rate of two to three percent for the 2007 second quarter, the monthly same-store sales rate in June is expected to be below the anticipated quarterly rate.

    For the month of July, the same-store sales rate is expected to be in line with the anticipated quarterly rate.

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next three months is currently planned as follows:

                  June Sales Release            Thurs., July 12, 2007
                  July Sales Release            Thurs., August 9, 2007
                  Second Quarter Earnings       Thurs., August 16, 2007
                  August Sales Release          Thurs., Sept. 6, 2007

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 37 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                      Media Contact:
RJ Jones, 206-303-3007                 Michael Boyd, 206-373-3038


Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated sales results and anticipated same-store sales rates for the months of June and July 2007 and the 2007 second quarter, the anticipated impact on the same-store sales rate for that period due to the fiscal 2006 53rd week timing shift, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations, and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to control costs, our ability to maintain our relationships with our employees, weather conditions, and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.